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                                                                EXHIBIT 23.2




The Board of Directors
BP America Inc.

We are aware of the inclusion in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-3892) and related Prospectus of Unifrax Acquisition Inc. dated June 3, 1996 of our report dated April 19, 1996 related to the unaudited interim combined financial statements of The North American Fibers Division of Unifrax Corporation, XPE Vertriebs GmbH and NAF Brasil Ltda. as of March 31, 1995 and 1996 and for the three-month periods then ended.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                        /s/ Ernst & Young LLP



Buffalo, New York
June 3, 1996